# SNM GLOBAL HOLDINGS, INC.

## TERM SHEET

### Naughty Girl's Donut Shop

The following is a non-binding term sheet for structuring a joint venture project between SNM Global Holdings, Inc. ("SNM") and Naughty Girl's Donut Shop (NGD). The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

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| **Purpose** | *The purpose of the joint venture is to combine the efforts of funding raising, marketing and brand building capacities of SNM with NGD. The Parties further intend to finance the design and buildout of a retail location in Washington D.C., and future associated projects. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.* |
| **Consideration** | *In exchange for 50% of the total ownership of Naughty Girl's Donut shop, SNM will pay an aggregate of $150,000.00 in cash, to be paid within thirty days of signing a formal definitive agreement.* |
| **Use of Proceeds** | *Funds will be used for, inventory, equipment, retail lease, sales support, marketing materials, print ads and distribution of products.* |
| **Responsibilities** | *NGD. shall be responsible for all menu, marketing and sales decision.*<br><br>*NGD shall provide promotional samples and marketing materials at zero cost to SMN for marketing and promotional purpose. In addition, NGD shall provide SNM Global timely quarterly updates via email and/or newsletter.*<br><br>*SNM will be responsible for all accounting and fiduciary responsibilities.* |
| **Profit Share** | *Any and all of the net profits from the sale of NGD products shall be shared 50/50 between SNM Global and NGD.* |

# SNM GLOBAL HOLDINGS, INC.

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| **Risks** | *All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.* |
| **Representations and Warranties** | *In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:*<br>☐ *SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;*<br>☐ *NGD represents and warrants that the all products are free and clear of all liens and encumbrances and that al products are properly licensed and permitted to alcohol sales in all relevant jurisdictions, including, but not limited to, the United States Alcohol and Tobacco Tax and Trade Bureau. NGD is the sole owner of Naughty Girl's Donut Shop and all derivative rights, including, but not limited to, licensing, distribution, trademarks, and content.* |

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Naughty Girl's Donut Shop. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

# SNM GLOBAL HOLDINGS, INC.

SNM Global Holdings, Inc.

Troy Lowman, President

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AGREED AND ACCEPTED by:
Natalie Ramos, CEO
Naughty Girl's Donuts

By: Natalie Ramos
Title: CEO

Date 4/20/17